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BINDING TERM SHEET FOR (1) GRANISOL® AND AQUORAL™ US CO-
PROMOTION AGREEMENT, (2) SALE OF EX-US RIGHTS FOR GRANISOL
AND
NON-BINDING TERM SHEET FOR THE ACQUISITION OF PEDIATRX INC.
BY APRICUS BIOSCIENCES, INC.
January 26, 2012

1. Parties	(1) Apricus Biosciences, Inc., a Nevada corporation with its principal address at 11975 El Camino Real, Suite 300 San Diego, CA 92130 (“APRICUS”); and

(2) PediatRx Inc., a Nevada corporation with its principal address at 405 Trimmer Rd., Suite 200, Califon, NJ 07830 (“PEDIATRX”).

2. Co-Promotion Agreement in U.S. for Granisol and Aquoral

PEDIATRX owns or has co-promotion rights to the U.S. Products (as defined below), including (a) the U.S. Abbreviated New Drug Application (“ANDA”) to the branded generic drug Granisol (the “Granisol U.S. Regulatory Filing”) (granisetron HCl) oral solution, ANDA #078334 and (b) Aquoral (Oxidised Glycerol Triester (OGT) based liquid delivered by an oral spray for the management of Xerostomia) US NDC No. NHRIC 8546.0001.40 (collectively, the “U.S. Products”).

PEDIATRX desires to enhance the marketing of the U.S. Products in the U.S. by enlisting the support and participation of APRICUS in the U.S. Products promotion and detailing effort.

APRICUS and PEDIATRX agree to enter into a definitive Co- Promotion Agreement (“Co-Promotion Agreement”) for Granisol and to assign the PEDIATRX Co-Promotion Agreement with Bi-Coastal for Aquoral in the U.S. to APRICUS by February 13, 2012 according to the terms and conditions as described in Exhibit A attached hereto.

The Co-Promotion Agreement shall also include a covenant by PEDIATRX not to license to any third party any additional co- promotion rights in the non-exclusive states as defined in Schedule A, Section 1, for a period of five (5) years from the Effective Date of the Co-Promotion Agreement if the Merger described in Section 4 herein does not occur. For clarity, APRICUS will continue to have full co- promotional rights in the non-exclusive territories.

Upon execution of this Term Sheet by both Parties, PEDIATRX will place an order for a full commercial batch of Gransiol (“Commercial Batch”) that has three full years of shelf life left with Therapex. APRICUS will pay to Therapex directly the cost of the Commercial Batch. APRICUS will receive the Commercial Batch as soon as

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possible after the date of the closing of the Co-Promotion Agreement. APRICUS will provide to PEDIATRX up to 500 bottles of Granisol from the Commercial Batch for PEDIATRX to replace that product whose shelf-life will expire currently with distributors and wholesalers.

3. Sale of Ex-US Rights to Granisol

PEDIATRX desires to sell and assign to APRICUS all non-U.S. Granisol intellectual property owned or controlled by PEDIATRX (including trade secrets, know-how, patent applications, patents, trademarks and trademark applications and all other intellectual property of any kind whatsoever) (collectively, the “Non-US IP”) and including the rights to all regulatory approvals and the rights to make, have made, offer to sell, sell, import, pursue regulatory filings and commercialize Granisol in all countries and territories of the world outside of the U.S. (“Non-US Rights”).

APRICUS and PEDIATRX agree to enter into a definitive Sale Agreement (“Sale Agreement”) for GRANISOL for the Non-US IP and the non-US Rights by February 13, 2012.

The Sale Agreement shall also include a covenant not to compete in the non-US Territory in the field of anti-emetic drugs by PEDIATRX, its officers and board members for a period of seven (7) years from the Effective Date of the Sales Agreement along with other terms and conditions that are standard for such agreements.

4. Merger of PEDIATRX and APRICUS	APRICUS is a public US company whose shares are traded on the NASDAQ Capital Market and PEDIATRX is a public US company whose shares trade on the OTCBB.

APRICUS expects to acquire 100% of the outstanding voting common stock of PEDIATRX from the PEDIATRX Shareholders (the “Shares”) through a merger (the “Merger”) that will occur in the following manner:

(a) Signing of this Term Sheet by APRICUS and PEDIATRX (collectively, the “Parties”);
(b) Due diligence occurs and a definitive merger agreement (“Merger Agreement”) is negotiated and signed by the Parties;
(c) APRICUS to prepare and file with the SEC a Form S-4 registering its common shares to be exchanged for the Shares;
(d) PEDIATRX to prepare, file with the SEC and mail a proxy to send to its shareholders to approve the Merger;
(e) The PEDIATRX shareholders approve the Merger;
(f) The Merger closes (the “Merger Closing”); and
(g) PEDIATRX will become a wholly-owned subsidiary of APRICUS through a reverse triangular merger or in the most tax efficient method determined by PEDIATRX and APRICUS.

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Depending on whether or not SEC review occurs for the S-4 or the Proxy, the Merger is currently estimated to close by no later than April 30, 2012, or another date as mutually agreed by APRICUS and PEDIATRX.

Pursuant to the Merger, all outstanding voting common stock of PEDIATRX will be exchanged for the right to receive APRICUS’s registered shares of common stock described in Paragraph 5(b) herein and PEDIATRX will receive certain cash consideration as described in Paragraph 5(b) at the Merger Closing. David Tousley will terminate all 690,000 of his stock options and PEDIATRX will make best efforts to gain agreement to terminate the remaining 112,500 options and 515,000 warrants of PEDIATRX by or before the Merger Closing. In no case, however, will the Merger compensation described in Section 5 (b) herein increase.

APRICUS expects that PEDIATRX will have no other net company liabilities at the Merger Closing other than $675,000, which may include unpaid employment, consulting and PEDIATRX start-up costs, notes payable and other debt after considering working capital assets and working capital liabilities on a net basis. APRICUS agrees to assume up to $675,000 in net company liabilities and to pay such liabilities within a) with regard to the notes payable, 5 calendar days from the Merger Closing and, b) with regard to the other liabilities, 15 calendar days of the Merger Closing.

Within sixty days after the Merger Closing, APRICUS and PEDIATRX shall undertake a working capital adjustment and the Holdback Common Stock Merger Consideration (as defined in Section 5 herein) will be adjusted accordingly by the amount by which the current assets of PEDIATRX less the current liabilities of PEDIATRX at the time of the Closing Date (the “Net Working Capital”) differs from the $675,000.

5. Consideration

(a) For Co-Promotion Agreement and Sale Agreement and No Shop Provision. PEDIATRX will receive the following consideration from APRICUS for the signing and closing of the Co-Promotion Agreement, Sale Agreement and as consideration for the No Shop Provision contained in Section 22:

(i) $325,000 in cash to be paid to PEDIATRX on the date that both the transactions described in the Co-Promotion Agreement and Sale Agreement have been executed.

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(b) For Merger. PEDIATRX Shareholders will receive the following consideration from APRICUS for the Merger at the Merger Closing (unless indicated below) as follows:

(i) $3,600,000 in common stock of APRICUS (the “Common Stock Merger Consideration”); and

      (ii) $400,000 in common stock of APRICUS that will be held back for a period of six (6) months (the “Holdback Period”) from the PEDIATRX shares held by Cameron Durrant and David Tousley (collectively the “Holdback Shareholders”) as an indemnity for breaches of PEDIATRX’s representations and warranties and for any shortfall in the Net Working Capital (the “Holdback Common Stock Merger Consideration”).

PEDIATRX Shareholders will receive $3,600,000 of the Common Stock Merger Consideration at the Merger Closing. Once the Holdback Period has expired, then PEDIATRX will be required to distribute the remaining portion of its Holdback Common Stock Consideration to the Holdback Shareholders, net of any claims or pending claims.

The share exchange ratio of the PEDIATRX Shares and the APRICUS shares will be set based on the average of the closing prices of APRICUS common stock on the Nasdaq Capital Market for the ten trading days from either as applicable (a) the fifteenth trading day before the agreed Merger Closing Date to the sixth trading day before the Merger Closing Date or (b) the fifteenth trading day before the termination day of the Holdback Period to the sixth trading day before the termination day of the Holdback Period.

6. Merger Agreement Non- Compete

The Merger Agreement shall include a covenant not to compete in (a) the US Territory in the field of antiemetic drugs and (b) in the world in the field of Xerostomia or dry mouth by the PEDIATRX officers and board members each for a period of seven (7) years from the Effective Date of the Merger Agreement along with other terms and conditions that are standard for such agreements.

7. PEDIATRX and APRICUS Efforts	PEDIATRX and APRICUS will make reasonable efforts to enter, sign and close the Co-Promotion Agreement, Sales Agreement and the Merger.

8. Conduct of PEDIATRX prior to the Merger

After the date of this Term Sheet, and until this Term Sheet either terminates or is replaced by the Merger Agreement, PEDIATRX shall continue to operate its business and its underlying assets in the ordinary course according to its past commercial practices and shall

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not sell, license or otherwise dispose of any of its assets other than in the ordinary course of business according to its past commercial practices.

PEDIATRX shall not issue any additional securities or pay any dividends, bonuses or other distributions, or grant stock or stock options or warrants to its stockholders, employees, officers or directors or enter into any new employment, consulting, licensing, partnership or other agreements, or settlements or enter into any litigation outside the ordinary course of its business and according to its past commercial practices.

PEDIATRX shall maintain the cash on the financial books of the company in the ordinary course and shall not dividend any cash to any party or declare any stock repurchase that is not in the ordinary course of business.

Prior to the Closing of the Merger, the Company shall terminate the lock-up of any shares of PEDIATRX held by Cameron Durrant and David Tousley and permit them to be exchanged for the Common Stock Merger Consideration described herein, subject to the Holdback.

9. Merger Tax & Accounting Treatment

It is expected that the Merger will constitute a tax-free reorganization for U.S. Federal income tax purposes. Final structure of the transaction may be modified as a part of tax planning but will not change any of the economic terms outlined in this term sheet.

10. Merger Securities Law Matters/Stock Sale Plan	APRICUS and PEDIATRX will agree on a sale plan for the orderly distribution of the shares of APRICUS’s common stock to be sold by the officers and directors of PEDIATRX.

11. Seller’s Board & Stockholder Approval

PEDIATRX will obtain the approval of its Board to enter into a) the Co-Promotion Agreement and Sale Agreement, and b) the Merger and c) will be required to obtain the approval of its shareholders for the Merger.

APRICUS will obtain the approval of its Board to enter into the Co- Promotion Agreement and Sale Agreement and the Merger. APRICUS is not required to obtain approval from its stockholders for Co-Promotion Agreement, Sales Agreement or Merger.

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12. Merger Agreement Representations, Warranties, Indemnities & Other Provisions

In the Merger Agreement, each party will make customary representations and warranties (which would survive the Closing), and will provide customary indemnities relating to the business, financial condition, contracts, liabilities and employees as applicable. The Merger Agreement will also contain customary covenants, closing conditions, warrantees, indemnification and other provisions.

13. Due Diligence/Access	The Parties shall use reasonable commercial efforts to conduct joint due diligence relating to the Co-Promotion Agreement and Sale Agreement and the Merger in a timely manner.

The Parties shall afford each other reasonable access to personnel, properties, contracts, books and records and all other documents and data, in each case, to the extent relating to their assets.

14. Consents

The Parties agree to cooperate with each other and proceed, as promptly as is reasonably practicable, to use commercially reasonable efforts to prepare and file, if necessary, any notifications required by any governmental or private entity and to seek to obtain all necessary consents and approvals from lenders, landlords, government entities and any other thirty party whose consent to the Co-Promotion Agreement, Sale Agreement and Merger might be required, and to comply with all other legal or contractual requirements for, or preconditions to, the execution and consummation of the Co- Promotion Agreement, Sale Agreement and the Merger.

15. Confidentiality

The Parties entered into a Confidentiality Agreement, dated November 18, 2011 (“CDA”). The existence, status and terms of their negotiations and agreements regarding the Co-Promotion Agreement, Sale Agreement and the Merger shall also be subject to the CDA. Upon the signing of this Term Sheet, the Parties would make a joint public announcement concerning the Co-Promotion Agreement, Sale Agreement and Merger.

16. Signings & Closings	The date for the signing and closing of the Co-Promotion Agreement and Sale Agreement are described in Paragraphs 2 and 3 herein.

The Parties shall use their reasonable commercial efforts, subject to the terms and conditions contained herein and subject to uncertainties of review time, if any by the SEC, if any, to execute the Merger Agreement and to close the Merger at a mutually agreed date.

17. Governing Law/Venue

This Term Sheet shall be governed by the law of the State of California, except for its conflicts of law provisions. All disputes hereunder shall be adjudicated by the applicable state and federal courts in San Diego County, California.

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18. Binding/Non- binding Provisions	Paragraphs 2, 3, 5(a), 7, 8, 11(a), 11(b), 13, 14, 15, 17, 18, 19, 20, 21 and 22 shall be binding obligations of the Parties.

Except for the above paragraphs described in this Paragraph 18, the remaining paragraphs of this Term Sheet relating to the Merger should be viewed as an indication of good faith interest only regarding a transaction on the general terms and conditions outlined herein and does not create a binding obligation, fiduciary relationship or joint venture between the parties.

19. Termination	This Term Sheet and the obligations hereunder relating hereto may be terminated:

(a) by mutual written consent of APRICUS and PEDIATRX; or

(b) by APRICUS by written notice to PEDIATRX if:

(i) the Co-Promotion Agreement or Sale Agreement has not been signed and closed by February 13, 2012 or by a mutually agreed upon date by APRICUS and PEDIATRX; or

(ii) APRICUS’s finding of a material adverse matter during its due diligence review; or

(iii) APRICUS’s Board does not approve the Merger; or

(iv) the Merger Agreement has not been signed by a mutually agreed upon date by APRICUS and PEDIATRX.

(c) by PEDIATRX by written notice to APRICUS if:

(i) the Co-Promotion Agreement or Sale Agreement has not been signed and closed by February 13, 2012 or by a mutually agreed upon date by APRICUS and PEDIATRX; or

(ii) the Merger Agreement has not been signed by a mutually agreed upon date by APRICUS and PEDIATRX; or

(iii) the PEDIATRX Shareholders do not approve the Merger.

20. Consideration if No Merger Closing Occurs

If the Merger does not occur then PEDIATRX shall keep the $325,000 to be paid to it pursuant to Paragraph 5(a) herein and it shall also receive a payment of $1,000,000 of APRICUS’s unregistered common stock, other than as a result of (a)

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PEDIATRX filing for bankruptcy or (b) if the GRANISOL asset has otherwise been materially impaired, in which case the payment of $1,000,000 of APRICUS’s unregistered common stock shall not be paid.

The unregistered common stock will be issued pursuant to an exemption from the Securities Act of 1933, as amended, and will include resale S-3 registration rights if qualified or other registration rights if not. APRICUS and PEDIATRX will agree on a sale plan for the orderly distribution of the shares of APRICUS’s common stock to be sold by such persons or entities.

The APRICUS shares will be set based on the average of the closing prices of APRICUS’s common stock on Nasdaq Capital Market for the ten trading days from the fifteenth trading day before the agreed Closing Date to the sixth trading day before the termination date of the Merger.

If the Merger does not occur, then APRICUS will retain all rights it has under the Co-Promotion Agreement (including the assigned Bi- Coastal Co-Promotion Agreement) and the Sale Agreement.

21. Expenses	Each party will be responsible for their own business, legal and regulatory counsels and other expenses in consummating the Co- Promotion Agreement, Sale Agreement and the Merger and none of either Party’s expenses in consummating these transactions will become obligations of the other Party.

22. No- Shop	Seller agrees not to solicit any other offers from third parties and will discontinue any other business discussions regarding the Co- Promotion Agreement and the Sale Agreement until March 1, 2012 or sale of the Company or license of its assets until May 15, 2012 if the Merger closing has not yet occurred by that time (the “No-Shop Period”).

In the case PEDIATRX receives an unsolicited offer during the No- Shop Period, PEDIATRX will send the received offer to APRICUS within 2 business days.

23. Merger Agreement	The Merger Agreement shall contain additional customary terms and conditions for merger agreements as agreed by the parties.

24. Disclosure	The existence and terms of the Term Sheet are confidential and shall not be publicly disclosed, except to the extent required under the Securities Exchange Act of 1934.

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          Unless signed this Term Sheet will expire on January 26, 2012. If the terms and conditions described above are acceptable to the parties below, please so indicate by your signatures below.

APRICUS BIOSCIENCES, INC

By:   ss/ Bassam Damaj__________________
Name: Bassam Damaj, Ph.D.
Title: President and Chief Executive Officer
Date: January 26, 2012

Agreed and Accepted:

PEDIATRX INC

By:   ss/ Cameron Durrant
Name: Cameron Durrant, MD, MBA
Title: President and Chief Executive Officer
Date: January 26, 2012